Exhibit 10.1

July 12, 2013

Ms. Catherine M. Vaczy
140 East 28th Street
#11C
New York, NY 10021
Dear Catherine:
We are pleased to enter into this extension (the “Extension”) of your employment agreement dated as of January 26, 2007 (the “2007 Agreement”), as thereafter amended by amendments on January 9, 2008, August 29, 2008, reinstated and extended on July 8, 2009, extended on July 7, 2010, extended on January 6, 2012 and extended on November 12, 2012 (the 2007 Agreement as so amended and extended, the “Original Agreement”) with respect to your service to the Company as its Vice President and General Counsel. This Extension shall become effective (the “Effective Date”) as of July 8, 2013 and shall modify the Original Agreement with respect to those different and additional terms as set forth below.

1.	Your Base Salary shall be $280,000, reviewed annually.

2.	You shall be eligible for annual cash and equity bonuses as determined by the Compensation Committee in its sole discretion with a cash bonus target of 30% of your Base Salary.

3.	The “Term” as extended shall begin as of the Effective Date and continue through December 31, 2014.

4.	During the Term, the Company will continue to pay annual membership and dues for a club in New York of your choice and reimburse you for up to $3,500 annually for long-term disability coverage.

5.
You shall be granted on the date of this amendment an option (the “Option”) under the 2009 Amended and Restated Equity Compensation Plan (the “Plan”) to purchase 240,000 shares (the “Shares”) of common stock, $.001 par value (the “Common Stock”) which shall vest and become exercisable as to (i) 60,000 Shares immediately; (ii) 60,000 Shares on December 31, 2013; (iii) 60,000 Shares on July 15, 2014; and (iv) 60,000 Shares on December 31, 2014. The per share exercise price of the Option shall equal the closing price of the Common Stock on the date of grant and the Option shall be subject in all respects to all the terms and conditions of the Plan and the Original Agreement.

6.
Upon termination or expiration of this Extension, the Company shall pay severance equal to three months of your compensation, including your insurance, contingent on the Company receiving a release as contemplated by the Original Agreement.

Terms not otherwise defined herein shall have the meaning ascribed to them in the Original Agreement. Except as set forth herein the terms of the Original Agreement shall remain unchanged.
NeoStem, Inc.
By:/s/ Robin L. Smith
Name:Robin L. Smith
Title:CEO
ACKNOWLEDGED AND AGREED:
/s/ Catherine M. Vaczy
Catherine M. Vaczy